Exhibit 10.1

MEETME, INC.
2012 MANAGEMENT BONUS PLAN

I.	PURPOSES OF THE PLAN

The MeetMe, Inc. (the “Company”) Management Bonus Plan (the “Plan”) is established to promote the interests of the Company by creating an incentive program to (i) attract and retain key employees who will strive for excellence, and (ii) motivate those individuals to set and achieve above-average objectives by providing them with rewards for contributions to the financial performance of the Company.

II.	ADMINISTRATION OF THE PLAN

2.01           The Plan is hereby adopted by the Compensation Committee of the Board of Directors of the Company (the “Committee”).

2.02           The Committee shall administer the Plan.  Accordingly, the Committee shall have full power and discretionary authority to interpret and administer the Plan, to make all determinations, including all participation and bonus determinations, and to prescribe, amend and rescind any rules, forms or procedures as the Committee deems necessary or appropriate and to make any other determinations and take such other actions as the Committee deems necessary or advisable in carrying out its duties under the Plan.  Any action required of the Committee under the Plan shall be made in the Committee’s sole discretion and not in a fiduciary capacity.  All decisions and determinations by the Committee shall be final, conclusive and binding on the Company, the participants, and any other persons having or claiming an interest hereunder.  All bonuses shall be awarded conditional upon the participant’s acknowledgement, by continuing in employment with the Employer, that all decisions and determinations of the Committee shall be final and binding on the participant, his or her beneficiaries and any other person having or claiming an interest in such bonus.

III.	DETERMINATION OF PARTICIPANTS

3.01           The Committee shall determine participation in the Plan.  Employees who are newly hired or who are promoted or transferred into a position eligible to participate during a Plan Year may be eligible to receive a prorated bonus award calculated in whole months based on the relative time spent in the eligible position during such Plan Year, as the Committee determines in its sole discretion.  If a participant is transferred into a position that is not eligible to participate, the participant may be eligible to receive a prorated award calculated in whole months based on the relative time spent in the eligible position during the Plan Year, as the Committee determines in its sole discretion.  Any eligible employee who is on a leave of absence during a Plan Year or whose employment terminates and is then re-hired in the same Plan Year may be eligible to receive a prorated award calculated in whole months based on the relative time spent in the eligible position during said Plan Year, as the Committee determines in its sole discretion.  Except as provided below, a participant must be employed by the Company on the last day of the Plan Year for which the bonus is earned in order to receive a bonus for said Plan Year.  If a participant’s employment terminates on account of death or disability, the Committee may determine in its sole discretion that a pro rata portion of the participant’s award for the Plan Year will be paid, based on actual achievement of the performance goals; provided that any portion of the bonus based on the achievement of individual performance goals shall be deemed to be earned at 100%.  Any prorated bonus paid in accordance with this Section 3.01 shall be paid as described in Section 5.02.

3.02           For purposes of the Plan:

A.           An individual shall be considered an eligible employee for so long as such individual remains employed by the Company or one or more subsidiary corporations.

B.           A subsidiary of the Company means any corporation or partnership, at least 20% of the outstanding voting stock, voting power or partnership interest of which is owned, directly or indirectly, by the Company.

IV.	BONUS AWARDS

4.01           The Committee shall determine and make awards based on each calendar year (each, a “Plan Year”).

4.02           The individual bonus awards payable to the participants in any Plan for the Plan Year shall be based criteria that the Committee specifies for such Plan Year.  Generally, it is anticipated that such criteria shall include (i) the Company’s achievement of specified Revenue (defined below) goals determined by the Committee in its sole discretion, (ii) the Company’s achievement of specified Adjusted EBITDA (defined below) goals determined by the Committee in its sole discretion, (iii) the Company’s achievement of budgetary targets determined by the Committee in its sole discretion, and (iv) the achievement of specified individual pre-established goals for each participant.  The Committee shall determine the amounts and relative weighting of said goals in its sole discretion.  In determining whether the Company has achieved the Revenue and Adjusted EBITDA goals, Adjusted EBITDA will be determined consistent with the Company’s historical methodology for calculating Adjusted EBITDA for financial reporting purposes; provided, however:

A.           For purposes of the Plan, “Revenue” shall mean shall mean the total dollar amount of revenue generated by the Company for products sold or services provided during the Plan Year, as determined by the Committee in its sole discretion, and shall be calculated excluding revenue from companies or operations acquired during said Plan Year.

B.           For purposes of the Plan, Adjusted EBITDA shall mean earnings (or loss) before interest, taxes, depreciation and amortization before restructuring expenses, merger related expenses, stock based compensation expenses and any other expenses associated with the relocation of the Company’s headquarters or the cost associated shutting down any segment operations.  In determining whether the Company has achieved an Adjusted EBITDA target, any bonus amounts which accrue under this Plan at that particular target level shall be included as an expense in computing Adjusted EBITDA; all costs related to M&A during the year, as well as revenue and Adjusted EBITDA from acquired entities, shall be excluded from Adjusted EBITDA; and, all items of gain, loss or expense for such fiscal year determined to be extraordinary or unusual in nature or infrequent in occurrence, or related to the disposal of a segment of a business, shall be excluded from Adjusted EBITDA.

C.           In the event the Company acquires other companies or businesses during a Plan Year, the Committee shall exclude the costs or incremental Revenue and Adjusted EBITDA from the goal and the calculation of goal achievement.  While the bonuses may be paid if the Company achieves the Adjusted EBITDA targets, the Committee may use its discretion to award bonuses based on criteria other than the Adjusted EBITDA targets if the Committee determines it to be appropriate based on performance and other facts and circumstances, with the goal being to reward performance based upon the Company’s objectives.

The Committee may use its discretion to determine the degree of individual goal achievement considering such things as the timeliness, the importance of the goal, and the quality of achievement.  Individual goals need not be scored in a binary fashion and degrees of partial or over-achievement may be recorded.

4.03           The bonuses shall be based on a target percentage of each individual’s base salary for each Plan Year and approved by the Committee in its sole discretion.  In the event the Company achieves Revenue and/or Adjusted EBITDA that is in between specified Revenue and/or Adjusted EBITDA goals, the Committee may use its discretion to provide an individual an additional bonus, pro rata or otherwise, based on the Company’s achievement.  The amount actually paid to a participant hereunder may be more or less than the target bonus amount, depending on the extent to which the performance goals are satisfied.

V.	APPROVAL AND PAYMENT OF BONUS AWARDS

5.01           At the end of each Plan Year, the Committee shall determine, in its sole discretion, the amount of each participant’s bonus, if any, based on the achievement of the Company and individual performance goals.  The Committee shall have sole discretion to determine whether and to what extent the performance goals have been met.  The Committee may adjust the performance results and bonus amounts for extraordinary items or other events, as the Committee deems appropriate in its sole discretion.

5.02           The Committee shall have the discretion to determine to pay part, or all, of any bonus in cash or as an “Award” under the Company’s 2012 Omnibus Incentive Plan as amended or replaced from time to time (the “2012 Incentive Plan”).  The Committee shall make all Awards hereunder, if any, according to the terms of the 2012 Incentive Plan.

5.03           Bonuses under the Plan, if any, shall be paid between January 1 and March 14, 2013.  All payments under the Plan shall be subject to the Company’s collection of all applicable federal, state and local income and employment withholding taxes.

VI.	GENERAL PROVISIONS

6.01           The Plan shall become effective when adopted by the Committee.  The Committee may, in its sole discretion, at any time amend, suspend or terminate the Plan, including amendments that adversely affect rights and interests of Plan participants.  Amounts payable under the Plan are not contractual and the Committee, in its sole discretion, may determine not to pay bonuses under the Plan for any and all reasons, including but not limited to its discretion, a determination that amounts were not earned, that the Company cannot afford to pay earned amounts, or that payment of bonuses would be viewed negatively by shareholders.

6.02           Unless the Company determines otherwise, no amounts awarded or accrued under this Plan shall actually be funded, set aside or otherwise segregated prior to payment.  The obligation to pay the bonuses awarded hereunder shall at all times be an unfunded and unsecured obligation of the Company.  Plan participants shall have the status of general creditors and shall look solely to the general assets of the Company for the payment of their bonus awards.

6.03           No Plan participant shall have the right to alienate, pledge or encumber his/her interest in this Plan, and such interest shall not (to the extent permitted by law) be subject in any way to the claims of the employee’s creditors or to attachment, execution or other process of law.

6.04           Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Committee, nor any provision of the Plan, shall be construed so as to grant any person the right to remain in the employ of the Company or its subsidiaries for any period of specific duration.  Rather, each employee will be employed “at-will,” which means that either such employee or the Company may terminate the employment relationship at any time for any reason, with or without cause, subject in each case to any employment agreement between such person and the Company.

6.05           This Plan does not supersede, but is supplemental to, any provisions of any employment agreement to which any of the employees eligible under this Plan may be party.

6.06.           The Plan is intended to comply with the short-term deferral rule set forth in the regulations under section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), in order to avoid application of Section 409A to the Plan.  If and to the extent that any payment under this Plan is deemed to be deferred compensation subject to the requirements of Section 409A, this Plan shall be administered so that such payments are made in accordance with the requirements of Section 409A.

6.07           The Plan shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania.